Exhibit 5.1

August 8, 2008

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re:	Windswept Environmental Group, Inc.
Registration Statement on Form S-1

Dear Sirs/Madams:

We have acted as counsel for Windswept Environmental Group, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 6,800,000 shares (the “Shares”) of the common stock, par value $.0001 per share (the “Common Stock”), of the Company, to be offered and sold by certain stockholders of the Company. In this regard, we have participated in the preparation of the Registration Statement on Form S-1 (the “Registration Statement”) relating to the Shares. The Shares are comprised of an aggregate of 6,800,000 shares of Common Stock issuable upon the conversion of a convertible note of the Company (the “Note”) and/or the shares that may be issued, in lieu of cash, in payment of principal and interest on the Note.

We are of the opinion, based upon the laws of the State of Delaware, that the Shares, upon issuance in accordance with the terms of the Note, will be duly authorized, legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included herein.

Very truly yours,

/s/ Moomjian, Waite, Wactlar & Coleman, LLP

Moomjian, Waite, Wactlar & Coleman, LLP